EXHIBIT 6 TO FORM T-1

Section 321(b) Consent

Pursuant to Section 321(b) of the Trust Indenture Act of 1939, as amended, Truist Bank hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon requests therefor.

TRUIST BANK

Dated:	September 22, 2020	By:	/s/ Gregory Yanok
		Name:	Gregory Yanok
		Title:	Vice President